EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NetStreams, Inc. (DE)

NetStreams, LLC. (TX)

ClearOne Web Solutions, Inc. (DE)

ClearOne Communications Hong Kong Limited (Hong Kong)

ClearOne Communications Limited (United Kingdom)

ClearOne Ltd. (Israel)

ClearOne Middle East FZE (Dubai)

ClearOne Spain SL (Spain)

Gentner Communications Limited (Ireland)

Gentner Ventures, Inc. (UT)

E.mergent, Inc. (DE)

Sabine, Inc. (FL)